EXHIBIT 10.1

EXECUTION VERSION

________________________________________________________

STOCK PURCHASE AGREEMENT

BY AND Between

Crown Healthcare Investments, LLC (“Seller”),

AND

Progressive HEALTH GROUP, LLC (“Buyer”)

________________________________________________________

November 10, 2023

TABLE OF CONTENTS

1.	Purchase of Shares; Purchase Price; Etc.	1
1.1	Purchase of Shares	1
1.2	Assets	1
1.3	Excluded Assets	3
1.4	Retained Liabilities	4
1.5	Assumed Liabilities	4
1.6	Environmental Report	6
1.7	Prorations	6
1.8	Purchase Price	7
1.9	Post-Closing Adjustment.	7
2.	Closing.	8
2.1	Actions of Seller at Closing	8
2.2	Actions of Buyer at Closing	9
3.	Representations and Warranties of Seller	9
3.1	Existence and Capacity	10
3.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	10
3.3	Binding Agreement	10
3.4	Financial Information	11
3.5	Certain Post Financial Information Date Results	11
3.6	Licenses	12
3.7	Certificates of Need	12
3.8	Medicare Participation/Accreditation	12
3.9	Regulatory Compliance	13
3.10	Equipment	14
3.11	Real Property	14
3.12	Title	15
3.13	Employee Benefit Plans	16
3.14	Litigation or Proceedings	16
3.15	Environmental Laws	17

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3.16	Hill-Burton and Other Liens	17
3.17	Taxes	18
3.18	Employee Relations.	18
3.19	Agreements and Commitments	19
3.20	The Contracts	20
3.21	Inventory	20
3.22	Insurance	20
3.23	Medical Staff Matters	21
3.24	Experimental Procedures	21
3.25	Condition of Assets	21
3.26	Compliance Program	21
3.27	Disclosure	22
3.28	No Broker	22
3.29	No Additional Warranties	22
3.30	Other Information	22
4.	Representations and Warranties of Buyer	22
4.1	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	23
4.2	Binding Agreement	23
4.3	Available Capital	23
4.4	Litigation or Proceedings	23
4.5	Trace Regional Permit and Performance	23
4.6	Investment Intent	23
4.7	Access and Information	24
4.8	Condition of Trace Regional; No Other Representations.	24
5.	Covenants of Seller Prior to Closing	24
5.1	Information	25
5.2	Operations	25
5.3	Negative Covenants	25
5.4	Governmental Approvals	26
5.5	Additional Financial Information	27

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5.6	No-Shop Clause	27
5.7	Professional and General Liability Coverage	27
5.8	Medical Staff Disclosure	27
5.9	Title Commitment	27
5.10	Surveys	27
5.11	Efforts to Close	27
6.	Covenants of Buyer Prior to Closing	28
6.1	Governmental Approvals	28
6.2	Efforts to Close	28
7.	Conditions Precedent to Obligations of Buyer	28
7.1	Representations/Warranties	28
7.2	Pre-Closing Confirmations	28
7.3	Title Policy	28
7.4	Actions/Proceedings	28
7.5	Adverse Change	29
7.6	Insolvency	29
7.7	Consents to Assignments	29
7.8	Vesting	29
7.9	Due Diligence	29
7.10	Closing Deliveries	29
8.	Conditions Precedent to Obligations of Seller	29
8.1	Representations/Warranties	29
8.2	Actions/Proceedings	29
8.3	Closing Deliveries	30
8.4	Buyer’s Due Diligence	30
9.	Covenants Not to Compete.	30
9.1	Seller’s Covenant Not to Compete and Nonsolicitation	30
9.2	Remedies	30
10.	Additional Agreements.	30
10.1	Termination Prior to Closing	30

- iv -

10.2	Post-Closing Access to Information	31
10.3	Preservation and Access to Records After the Closing.	31
10.4	Tax and Medicare Effect	32
10.5	Reproduction of Documents	32
10.6	Cooperation on Tax Matters	32
10.7	Intentionally Deleted.	33
10.8	Other Payments	33
10.9	Employee Matters.	33
10.10	Use of Trace Regional Forms, Policies and Records	34
10.11	Misdirected Payments, Etc.	34
11.	Indemnification.	34
11.1	Indemnification by Buyer	34
11.2	Indemnification by Seller	35
11.3	Notice and Control of Litigation	35
11.4	Notice of Claim	35
11.5	Claims Period	36
11.6	Liability Limits.	36
11.7	Effect of Taxes, Insurance and Other Sources of Reimbursement	37
12.	Miscellaneous.	37
12.1	Schedules and Other Instruments	37
12.2	Additional Assurances	38
12.3	Consents, Approvals and Discretion	38
12.4	Legal Fees and Costs	38
12.5	Choice of Law	38
12.6	Benefit/Assignment	39
12.7	No Brokerage	39
12.8	Cost of Transaction	39
12.9	Confidentiality	39
12.10	Public Announcements	40
12.11	Waiver of Breach	40

- v -

12.12	Notice	40
12.13	Severability	41
12.14	Gender and Number	41
12.15	Divisions and Headings	41
12.16	Survival	41
12.17	Definition of Certain Terms:	41
12.18	Waiver of Jury Trial	42
12.19	Privileged Information	42
12.20	Accounting Date	43
12.21	No Inferences	43
12.22	No Third Party Beneficiaries	43
12.23	Entire Agreement/Amendment	43
12.24	Risk of Loss	44
12.25	Waiver of Bulk Sales Law Compliance	44
12.26	Seller’s Representative and Buyer’s Representative	44

EXHIBITS

Description Exhibit

Assumption Agreement A

SCHEDULES

Description Schedules

Real Property 1.2(a)

Tangible Personal Property 1.2(b)

Contracts 1.2(h)

Excluded Assets 1.3

Assumed Liabilities 1.5

Post-Closing Adjustment 1.9

Consents 3.2(b)

Absence of Conflicts 3.2(c)

Financial Information 3.4(b)

Certain Post-Balance Sheet Results 3.5

Licenses 3.6

Certificate of Need 3.7

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Medicare Participation/Accreditation 3.8

Regulatory Compliance 3.9

Permitted Encumbrances 3.11

Notice of Violation of Real Estate Law 3.11(a)

Easements and Other Limitations 3.11(c)

Accessibility Laws 3.11(d)

Tenant Leases 3.11(e)

Rent Roll 3.11(f)

Eminent Domain 3.11(g)

Flood Hazards 3.11(h)

Encroachments 3.11(i)

Employee Benefit Plans 3.13

Litigation or Proceedings 3.14

Environmental Laws 3.15

Hill Burton 3.16

Taxes 3.17

Employee Relations 3.18

Employee Laws 3.18(b)

Employment Loss 3.18(c)

Agreements and Commitments 3.19

Insurance 3.22

Medical Staff Matters 3.23

Material Defects 3.25

Brokers 3.28

Litigation or Proceedings (Buyer) 4.4

GLOSSARY OF DEFINED TERMS

Description Section

Accessibility Laws 3.11(d)

Accountants 1.9(c)

Accounts Receivable 1.2(d)

Actual Fraud 12.17

Acute Care Hospital Recitals

Advances 1.2(e)

Affiliate 12.17

Agreement Preamble

Assumed Liabilities 1.5

Assumption Agreement 2.1(b)

Business Day 12.17

Buyer Preamble

Buyer Receivables 10.7(a)

Buyer Indemnified Parties 11.2

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Buyer’s Representative 12.26

Cash 1.3(a)

CERCLA 3.15

Certificate of Need 3.7

Clinic or Clinics Recitals

Closing 2

Closing Amount 1.9(c)

Closing Date 2

Closing Documents 3.27

Closing Month End Balance Sheet 1.8(b)

COBRA 1.4

Code 3.13(a)

Contracts 1.2(h)

DCH 3.7

Deductible 11.6(a)

Designated Cost Reports 1.5(b)

Employee Benefits Plans 3.13(a)

Environmental Laws 3.15

ERISA 3.13(a)

ERISA Affiliate 3.13(c)

Estimated Purchase Price 1.8(b)

Excluded Assets 1.3

Financial Information 3.4

Financial Information Date 3.4(b)

Fiscal Year 3.4(a)

Forward Looking Materials 3.30

Fundamental Representations 11.5

GAAP 3.4

Government Entity 3.9

HIPAA 3.9

HITECH Act 3.9

Indemnified Party 11.3

Indemnifying Party 11.3

Insolvency Event(s) 7.6

Inventory 12.17

Knowledge of Buyer 4

Knowledge of Seller 3

Lien or Liens 3.12

Loss or Losses 11.1

Material Adverse Effect 12.17

MOB or MOBs Recitals

Monthly Statements 5.5

Permits 1.2(j)

Permitted Encumbrances 3.11

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Post-Closing Adjustment 1.9(a)

Provider Agreements 1.2(h)

Purchase Price 1.8

RCRA 3.15

Real Property 1.2(a)

Representatives 12.26

Responsible Officers 3

Retained Employees 10.9(a)

Retained Liabilities 1.4

SEC 3.5(h)

SNF Recitals

Securities Act 4.6

Seller Preamble

Seller Counsel 12.19

Seller Indemnified Parties 11.1

Seller’s Agent 3.30

Seller’s Knowledge 3

Seller’s Representative 12.26

September 30 Financial Information 1.9(a)

Shares Recitals

Southern Recitals

Straddle Patients 10.7(a)

Surveys 5.10

Target Amount 1.9(c)

Territory 9.1

Title Company 5.9

Title Policy 5.9

Trace Regional Recitals

Trace Regional Assets 1.2

Trace Regional Forms 10.10

WARN Act 3.18(c)

Working Capital Payables 1.9(d)

Working Capital Receivables 1.9(d)

- ix -

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of November 10, 2023, by and between Crown Healthcare Investments, LLC, a Georgia limited liability company (“Seller”), and Progressive Health Group, LLC (“Buyer”) a Mississippi limited liability company.

Recitals:

A. Seller owns all of the issued and outstanding shares of the capital stock (the “Shares”) of Southern Health Corporation of Houston, Inc., a Georgia corporation (“Southern”).

B. Southern owns and operates Trace Regional Health System which includes an acute care Hospital licensed for 49 beds (“Acute Care Hospital”), Trace Extended Care & Rehabilitation, an attached skilled nursing facility and extended care and rehabilitation center licensed for 66 beds (“SNF”), two medical office buildings (collectively, “MOBs” and singularly “MOB”) and three (3) clinics (collectively, “Clinics” and singularly “Clinic”). The Acute Care Hospital, SNF, one MOB and two Clinics are located in Houston, Mississippi and one MOB and one Clinic are located in Okolona, Mississippi. The Trace Regional Health System, including the Acute Care Hospital, the SNF, the MOBs, and the Clinics may be collectively referred to herein as (“Trace Regional”).

C. Buyer desires to buy, and Seller desires to sell and transfer, the Shares on the terms and conditions set forth in this Agreement.

Agreement:

Now, Therefore, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase of Shares; Purchase Price; Etc.

1.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, and deliver title to the Shares to Buyer, and Buyer shall purchase the Shares from Seller, free and clear of all liens, security interests, pledges, rights of first refusal, options, restrictions, liabilities, encumbrances, and defects in title.

1.2 Assets. Immediately prior to the Closing, Southern shall own Trace Regional including the tangible and intangible assets used in the operations thereof and associated therewith (other than the Excluded Assets as hereinafter defined), which assets shall include, without limitation, the following (the “Trace Regional Assets”):

(a) fee simple title (title represented or warranted only to acts of Southern or Seller) to the real property described on Schedule 1.2(a) to this Agreement, together with all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Real Property”);

(b) the tangible personal property, including, without limitation, the major, minor or other equipment, vehicles, furniture and furnishings, including the personal property set forth on Schedule 1.2(b) to this Agreement;

(c) Inventory owned by Southern as of the Closing Date;

(d) all receivables (exclusive of any intercompany receivables), including without limitation, all accounts receivable arising from the rendering of services to patients at the Acute Care Hospital, SNF and/or the Clinics, claims and settlements made pursuant to the Medicare, Medicaid, Blue Cross, and CHAMPUS/TRICARE cost reports filed by Southern, or to be filed, for periods prior to Closing relating to services rendered up to the Closing, in each case whether billed or unbilled, accrued, recorded or unrecorded, with collection agencies or otherwise in respect of services rendered up to the Closing Date (the “Accounts Receivable”);

(e) all prepaid expenses and other current assets and leasehold interests, real and personal property;

(f) all advances to third parties other than Affiliates, pre-paid expenses and credits (collectively, the “Advances”);

(g) all petty cash on hand at the Acute Care Hospital, SNF, MOBs, or Clinics;

(h) the medical records of Southern in respect of patients of the Acute Care Hospital, on the Date of Closing or discharged prior to Date of Closing, the records of Southern in respect of all residents of the SNF on the Date of Closing or discharged prior to Date of Closing, and the medical records of the Clinics for patient encounters prior to the Date of Closing, all financial, patient, medical staff and personnel records of Southern relating to Trace Regional including, without limitation, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records;

(i) the rights and interests, to (i) the Medicare and Medicaid provider agreements of Southern (the “Provider Agreements”) and (ii) the contracts, commitments, leases and agreements of Southern listed on Schedule 1.2(h) to this Agreement (the “Contracts”);

(j) the licenses and permits held by Southern relating to the ownership, development, and operation of Trace Regional (including, without limitation, any pending or governmental approvals and Southern’s Medicare and Medicaid provider numbers (collectively, the “Permits”);

(k) the names, trade names, trademarks, and service marks (or variations thereof) of Southern associated with Trace Regional, all goodwill and intellectual property of Southern associated therewith, including the trade names, trademarks, service marks and other intellectual property containing the words “Trace Regional Hospital,” “Trace Regional,” “Trace Hospital,” “Trace Extended Care & Rehabilitation” and all applications and registrations, if any, associated any therewith;

(l) the goodwill of Southern associated with Trace Regional;

(m) the charter documents of the Southern, minute books, stock ledgers, tax identification numbers, books of account and other constituent records relating to the corporate organization of the Southern;

(n) the other assets and property (exclusive of the Excluded Assets) of every kind, character, or description owned by Southern, wherever located; and

(o) the interest of Southern in all property of the foregoing types, arising or acquired in the ordinary course of the business of Southern in connection with Trace Regional between the date hereof and the Closing.

1.3 Excluded Assets. Notwithstanding the generality of Section 1.2, those assets, properties, and rights of Southern and its Affiliates described below, together with any assets described on Schedule 1.3 to this Agreement, shall be retained by Seller or an Affiliate of Seller as the case may be (collectively, the “Excluded Assets”) and shall not be included in Trace Regional Assets:

(a) all cash, cash deposits, cash equivalents, marketable securities and rights to bank accounts (collectively, “Cash”), other than the petty cash on hand at the Acute Care Hospital, SNF, MOBs, or Clinics;

(b) the trade names, trademarks, service marks and other intellectual property containing the words “Crown Healthcare,” “Crown Healthcare Investments,” “Southern of Georgia,” “SunLink,” “SunLink Health Systems,” “SunLink Healthcare” and all iterations of any of the foregoing;

(c) any rights of Southern to causes of action, lawsuits, judgments, claims, defenses, and demands, of any nature available to or being pursued by the Southern existing on the Financial Information Date or arising from the Southern’s operations prior to the Closing Date whether or not accrued and whether or not disclosed and all rights and defenses in respect of any obligations or liabilities of Southern assumed by Seller, including claims against Seller or Affiliates and pursuant to Cost Reports filed or to be filed related to periods prior to Closing;

(d) the refunds, loss carryforwards, claims and defenses, of whatever nature relating to taxes (including without limitation any interest or penalties and amounts due state unemployment authorities) or insurance arising during or relating to any period prior to Closing;

(e) Southern’s records relating to the Excluded Assets and Assumed Liabilities (as defined below), other than any records which by law Southern is required to maintain in its possession (copies of any thereof required to be maintained by Southern being provided to Seller);

(f) all ownership and other rights in connection with and the assets of Southern’s or its Affiliates’ employee benefit plans, and contracts or agreements related thereto;

(g) all rights under liability insurance policies maintained (i) by Southern prior to Closing or (ii) by Seller subsequent to Closing covering in customary form claims arising or relating to any period prior to Closing as required by Section 5.7;

(h) the equipment and other tangible personal property described on Schedule 1.3 to this Agreement;

(i) all cost report receivables of Southern referenced in Section 1.5(b) whether or not reflected on the Closing Balance Sheet; and

(j) intellectual property of third parties used by Trace Regional under license or which is not material to the business of Trace Regional as currently operated.

1.4 Retained Liabilities. In connection with the conveyance of the Shares to Buyer, Southern shall retain all, and Seller shall not be obligated to pay any, liabilities and obligations existing at the Financial Information Date or accruing thereafter (other than the Assumed Liabilities), including without limitation of the generality of the foregoing future payment and performance of obligations and liabilities existing as of such time or accruing on or after the Financial Information Date with respect to the following (collectively, the “Retained Liabilities”): (i) current liabilities consisting of accounts payable and accrued payables of Southern, accrued payroll and vacation liabilities, accrued payroll taxes and withholdings, other miscellaneous current liabilities, short term lease liabilities and accounts payable of Southern as of the Financial Information Date; (ii); performance following the Financial Information Date under the Contracts including, without limitation, long term lease liabilities, deferred CARES receipts; (iii) those obligations of Southern in respect of real property taxes and utilities as of and following the Financial Information Date; (iv) performance following the Financial Information Date of the obligations under the Provider Agreements and Contracts with respect to obligations existing and/or incurred or occurring after the Financial Information Date; (v) obligations existing as of or arising after the Financial Information Date under all permits, approvals, licenses, qualifications, registrations, or certifications; (vi) any liabilities or obligations to former employees of Seller under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) accruing on the Financial Information Date or thereafter, (vii) all Physician Employment Agreements of Southern; and (vii) all obligations arising from operation of Trace Regional following the Financial Information Date.

1.5 Assumed Liabilities. Except for the Assumed Liabilities, Seller shall not assume or be liable for, and Seller shall not be obligated to pay or retain any of, the liabilities, indebtedness, commitments, or obligations of Southern, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising except solely those which are herein below set out (collectively, the “Assumed Liabilities”) but if any such liability, tax, fee penalty or obligation specified in this section which are included in liabilities for purposes of computation of the Post-Closing Adjustment shall not be deemed Assumed Liabilities):

(a) [Reserved];

(b) claims or potential claims by (i) Medicare, Medicaid, Blue Cross, and/or CHAMPUS/TRICARE in respect of cost reports filed, or to be filed, by Southern for periods prior to Closing relating solely to services rendered prior to the Closing Date and (ii) for medical malpractice or general liability to the extent, but only to the extent, resulting solely from events or occurrences prior to the Closing Date. Seller’s foregoing assumption in this clause (b) shall be subject to (x) Southern cooperating reasonably and in good faith with Seller in respect of any and all cost reports filed or to be filed by Southern to the extent covering or relating to any period on or prior to the Financial Information Date (the “Designated Cost Reports”) and (y) Seller’s prior written approval (not to be unreasonably withheld, delayed or conditioned) in respect of any Designated Cost Report prior to filing by Southern after the Financial Information Date;

(c) those claims and obligations (if any) specified in Schedule 1.5;

(d) any liabilities or obligations to the extent, but only to the extent, related solely to any of the Excluded Assets;

(e) liabilities and obligations as well as any receivables of Southern and its Affiliates arising under the terms of Medicare, Medicaid, CHAMPUS/ TRICARE, Blue Cross, or other third party payor programs to the extent, but only to the extent, resulting solely from services rendered by Southern prior to Closing;

(f) except with respect to any prorated taxes as provided in Section 1.7, federal, state or local tax liabilities, provider fee, tax penalty, overpayment or tax obligation of any kind of Southern in respect of periods prior to the Closing Date including, without limitation, any income tax, any franchise tax, occupational tax, any tax recapture, any sales and/or use tax (exclusive of any such sales tax imposed by the State of Mississippi on the sale of the Shares contemplated hereby), any state provider fee, tax penalty or tax obligation of any kind of Southern, and any FICA, FUTA and any and all other taxes due on amounts paid to any employee at Trace Regional for paid time off, vacation, sick leave, and holiday benefits to the extent but only to the extent, accrued while in the employ of Southern prior to the Closing Date;

(g) liability of Southern to the extent, but only to the extent, relating to periods prior to the Financial Information Date, for any amounts owing: (i) to Southern’s employees or for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, or (ii) on liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim made, or any liabilities or obligations to former employees of Southern under COBRA, accruing, prior to the Financial Information Date;

(h) any obligation or liability of Southern to the extent, but only to the extent, accruing or based on any federal, state or local investigations of, or claims or actions against, Southern or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives solely with respect to acts or omissions prior to the Closing;

(i) any civil or criminal obligation or liability of Southern to the extent, but only to the extent, resulting directly and primarily from any acts or omissions of Southern, its Affiliates or their directors, officers, employees and agents for violation of any law, rule, regulation, interpretation or order of any Government Entity prior to Closing;

(j) liabilities or obligations of Southern to the extent, but only to the extent, caused by any breach by Southern at any time prior to Closing of any contract or commitment that is not a Retained Liability;

(k) liabilities or obligations of Southern to the extent, but only to the extent, caused by the breach of any Contract by Southern prior to the Financial Information Date;

(l) any obligation or liability of Southern under the federal Hill‑Burton program or other restricted governmental grant or loan programs to the extent but only to the extent, resulting from the ownership or operation of Trace Regional by Seller prior to the Closing Date; and

(m) any debt, obligation, or liability in excess of Fifty Thousand Dollars ($50,000) of Southern to third parties to the extent, but only to the extent, incurred solely as a result of any material violation by Southern of any law, regulation, or ordinance prior to the Closing Date (including, without limitation, those pertaining to fraud, environmental, healthcare regulatory and ERISA matters).

1.6 Environmental Report. Seller has provided Buyer with a Phase I Environmental Site Assessment dated May 1, 2008. Should Buyer desire to obtain an additional report within 10 days of the execution of this Agreement, Buyer shall be entitled at Buyer’s expense to obtain an additional Report of a current Phase I Environmental Site Assessment of the Real Property and Trace Regional, prepared by a firm selected by Buyer, and the scope, findings, and conclusions of such report shall be reasonably satisfactory to Buyer. Any such Phase I Environmental Site Assessment shall be obtained on or prior to November 20, 2023. If the Phase I Environmental Audit is not reasonably satisfactory to Buyer, Buyer shall immediately advise Seller in writing. In the event Buyer so advises Seller, Seller shall have the option of (i) terminating this Agreement without further liability to either party (except in respect of any damage to Trace Regional properties resulting from the Phase I Environmental Site Assessment) or (ii) permitting Buyer to conduct at Buyer’s expense a Phase II Environmental Site Assessment promptly thereafter, to be completed no later than December 1, 2023, and if such Phase II Environmental Site Assessment is not reasonably satisfactory to Buyer, Buyer shall immediately notify Seller in writing and this Agreement shall terminate without liability to either party. Any such Phase I or Phase II Environmental Site Assessment shall conclusively be deemed satisfactory to Buyer if the reasonably estimated cost of all remediation required of matters not deemed reasonably satisfactory to Buyer is not in excess of One Hundred Thousand Dollars ($100,000).

1.7 Prorations. Except as otherwise provided herein, Seller and Buyer shall prorate as of the Closing Date with respect to (i) the Contracts based upon the number of days occurring prior to the Closing Date and following the Closing Date during the billing period for each such payment, (ii) ad valorem taxes and personal property taxes, if any, on the Shares, in each case based upon the amounts set forth in the current bills and the number of days in the taxable period prior to the Closing Date and in the taxable period following the Closing Date, and (iii) all utilities servicing any of Trace Regional, including water, sewer, telephone, electricity, and gas service based upon number of days occurring prior to the Closing Date and following the Closing Date during the billing period for each such charge.

1.8 Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Seller herein set forth and as consideration for the sale and purchase of the Shares as herein contemplated, the purchase price shall be Eight Million and No/100 Dollars ($8,000,000.00) (the “Purchase Price”). Buyer shall tender the Purchase Price to Seller or its designee at Closing by wire transfer of immediate available funds.

1.9 Post-Closing Adjustment.

(a) As promptly as practical but in no event later than thirty (30) days after the Closing Date, there will be an adjustment (the “Post-Closing Adjustment”) to the Purchase Price to be calculated as described herein.

(b) The Post-Closing Adjustment shall be an amount equal to the Target Amount (as defined below) minus the Closing Amount (as defined below), provided that the Post-Closing Adjustment shall not be less than zero.

(c) The Target Amount (herein so called) shall be equal to Working Capital Receivables (as defined below) minus Working Capital Payables (as defined below), in each case determined as of the Financial Information Date as shown on Schedule 1.9 Column A, and the Closing Amount (herein so called) shall be equal to Working Capital Receivables minus Working Capital Payables, in each case determined as of the Closing Date as shown on Schedule 1.9 Column B and calculated on the same basis consistent with the Target Amount.

(d) Working Capital Receivables (herein so called) shall be Accounts Receivable, plus the book value of Inventory, plus prepaid expenses, and Working Capital Payables (herein so called) shall be accounts payable, plus other accrued expenses and liabilities (including PTO).

(e) Schedule 1.9 contains the computation of the Target Amount and format for computation of the Post-Closing Adjustment, in each case setting forth financial information of Southern reflecting each of the aforesaid items and computation of the Target Amount as of the Financial Information Date. The Target Amount has been derived from the balance sheet and income statement of Southern as of September 30, 2023, and the Closing Amount will be derived from the balance sheet and income statement of Southern as of the Closing Date. All such financial information has been and will be, as the case may be, prepared in accordance with GAAP in all material respects (except as to absence of footnotes and subject to interim and annual audit adjustments and Southern’s normal accounting practices including inter-company shareholder equity accounting), and a calculation of the Post-Closing Adjustment shall be based thereon.

(f) Should Buyer dispute the amount of the Post-Closing Adjustment, Buyer shall promptly advise Seller in writing on or before the Closing. If, by thirty (30) days after delivery of the calculation thereof, Buyer and Seller are unable to agree upon the amount of the Post-Closing Adjustment, Seller and Buyer shall engage an independent public accounting firm mutually acceptable to Seller and Buyer, which shall not then be regularly engaged by either (i) Buyer (or its Affiliates) or (ii) Seller (or its Affiliates) (the “Accountants”), to review the proposed Post-Closing Adjustment and determine the amount thereof, such determination to be made as soon as practicable but no later than ninety (90) days after Closing. In making such review and determination, the Accountants shall utilize the terms and provisions of this Agreement together with accounting policies and procedures consistent with those utilized by Seller in preparing the September 30 Financial Information. The decision of the Accountants shall be binding on Seller and Buyer. Buyer and Seller shall each pay one half of the reasonable fees and expenses of engagement of the Accountants. Seller shall pay the Post-Closing Adjustment, if any, to Buyer in immediately available funds within seven (7) days of the later of (x) the initial determination of the Post-Closing Adjustment if no objection in writing by Buyer to Seller, and (y) the final determination of the Post-Closing Adjustment by the Accountants.

2. Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place at 10:00 a.m. local time, at the offices of Smith, Gambrell & Russell, LLP, 1105 West Peachtree Street NE, Suite 1000, Atlanta, GA 30309 or such other location as may otherwise be agreed upon by the parties. The Closing shall occur on December 15, 2023, or on such other date as the parties may mutually designate in writing (the “Closing Date”). Notwithstanding the foregoing, either party may terminate this agreement if the Closing has not occurred on or before December 31, 2023, except for the default or failure of the terminating party to proceed with reasonable diligence to effect the Closing.

2.1 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer (or, in the case of items referred to in Section 2.1(i) and (j) below, Southern shall have and retain (and Seller shall be entitled to retain copies)) of the following:

(a) The Shares accompanied by duly executed blank stock powers or other appropriate instruments of conveyance with respect to the Shares;

(b) An Assumption Agreement in the form attached as Exhibit A (the “Assumption Agreement”), fully executed by Seller, pursuant to which Seller assumes the Assumed Liabilities;

(c) Copies of resolutions duly adopted by the Board of Directors of Seller, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officer of Seller;

(d) Copies of resolutions duly adopted by Seller authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers;

(e) Certificates of the President or a duly authorized Vice President of Seller, certifying that the covenants and agreements of Seller to be performed or prior to or as of the Closing pursuant to this Agreement have been performed in all material respects and the representations of Seller are true and correct in all material respects as of the Closing Date (except to the extent expressly made as to an earlier date, in which case as of such date) as if made on and as of the Closing Date, and except where the failure of any such representation or warranty to be true and correct would not have a Material Adverse Effect;

(f) Certificates of incumbency for the officers of Seller executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Seller from the State of Georgia, dated the most recent practical date prior to the Closing;

(h) The resignations of the officers and directors of Southern;

(i) The corporate records of Southern; and

(j) Such other instruments and documents as may reasonably be requested by Buyer which are necessary to effect the transactions contemplated hereby.

2.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) The Purchase Price in accordance with Section 1.8 hereof;

(b) Copies of resolutions duly adopted by Buyer’s managing body or authority, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer;

(c) Certificates of the chief executive of Buyer, certifying that each covenant and agreement of Buyer to be performed prior to or as of the Closing pursuant to this Agreement has been performed and each representation and warranty of Buyer is true and correct on the Closing Date, as if made on and as of the Closing; and

(d) Such other instruments and documents as Seller may reasonably deem necessary to effect the transactions contemplated hereby.

3. Representations and Warranties of Seller. The Schedules to this Agreement set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the letter relates: it being understood that matters disclosed with respect to one section to this Agreement shall be deemed to be disclosed with respect to any other section to this Agreement where it is reasonably apparent that the matters so disclosed are also applicable to another Section of this Agreement or to this Agreement. For the purposes of this Agreement, “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge (exclusive of imputed knowledge) of one or more of the following: Sheila Brockman, Mark J. Stockslager and Robert M. Thornton, Jr., (collectively, the “Responsible Officers”) as such knowledge may exist as of the date hereof and as of the Closing Date. As of the date hereof, and, when read in light of the Schedules to this Agreement as and to the extent updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Seller represents and warrants to Buyer the following:

3.1 Existence and Capacity. Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Georgia. Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business substantially as now being conducted. Southern is a for-profit corporation, duly organized and validly existing in good standing under the laws of the State of Georgia. Southern has the requisite corporate power and authority to own its properties and assets and conduct its business substantially as now being conducted.

3.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller, and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation of the transactions contemplated herein by Seller:

(a) are within its limited liability company powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate limited liability company action;

(b) except as provided in Section 5.4 below or as set forth on Schedule 3.2(b) to this Agreement, do not require any approval or consent of, or filing by Seller, or to Seller’s Knowledge, by Southern, with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) except as set forth on Schedule 3.2(c) to this Agreement, to Seller’s Knowledge, will neither materially conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, any debt instrument or other indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not to Seller’s Knowledge violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order of any Government Entity.

3.3 Binding Agreement. This Agreement and all agreements to which Seller will become a party pursuant hereto are and/or will constitute the valid and legally binding obligations of Seller and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4 Financial Information. Seller has delivered to Buyer true and correct copies of the following financial information of or pertaining to Southern and its operation of Trace Regional for the period commencing on July 1, 2023 and ending September 30, 2023 (“Financial Information”), which Financial Information has been maintained on an accrual basis, and copies of which are attached as Schedule 3.4 to this Agreement:

(a) balance sheets, income statements, and statements of cash flows for Southern for the fiscal years ended June 30, 2021, 2022 and 2023 (each a “Fiscal Year”) have been compiled from Southern’s books and records and from the audited balance sheets, income statements, and statements of cash flows of SunLink for the corresponding fiscal years;

(b) The September 30 Financial Information for interim period ending as of September 30, 2023 (the “Financial Information Date”).

Such Financial Information was prepared in the normal course of business based upon the books and records of Southern as historically maintained and fairly represent, in accordance with generally accepted accounting principles (“GAAP”) (except as to the absence of footnotes, subject to interim and year-end audit adjustments and to adjustments to shareholder equity based on intercompany items) in all material respects, Southern’s financial condition and results of operations as of the dates and for the periods indicated thereon.

3.5 Certain Post Financial Information Date Results. Except as set forth in Schedule 3.5 to this Agreement, since the Financial Information Date, there has not been any:

(a) material damage, destruction, or casualty Loss in excess of One Hundred Thousand Dollars ($100,000) ($50,000 if covered by insurance) affecting the tangible property of Southern;

(b) any Material Adverse Effect;

(c) to Seller’s Knowledge, any threatened employee strike, work stoppage, or labor dispute pertaining to Southern;

(d) sale, assignment, transfer, or disposition of any item of personal property or equipment owned by Southern having a fair market value in excess of Fifty Thousand Dollars ($50,000) (other than supplies and inventory), except in the ordinary course of business consistent with past practices which has not been replaced by Seller with personal property or equipment of comparable fair market value prior to Closing;

(e) material increases in the compensation payable by Southern to any of its employees or independent contractors providing services to Trace Regional, or any such increase in, or institution of, any bonus (exclusive of a stay bonus to Ray Leadbetter, the CEO of the Acute Care Hospital (Seller shall be responsible for paying such bonus rather than Southern, as described in Schedule 3.5), insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees, except in the ordinary course of business;

(f) material changes in the composition of the medical staff of Trace Regional, other than normal turnover occurring in the ordinary course of business;

(g) material changes in the rates charged by Trace Regional for their services, other than those made in the ordinary course of business;

(h) changes in accounting methods or practices or changes in depreciation or amortization policies, employed by Southern with respect to Trace Regional, except as otherwise required by law or regulations including regulations, requirements and guidelines issued by the Securities and Exchange Commission (“SEC”);

(i) material transactions pertaining to Trace Regional by Southern outside the ordinary course of business.

3.6 Licenses. To the Knowledge of Seller, the Acute Care Hospital, the SNF and the Clinics are and will be duly licensed, as of the date of Closing pursuant to the applicable laws of the State of Mississippi. All departments of the Acute Care Hospital, the SNF and Clinics which are required to be specially licensed are duly licensed and Southern has all other licenses, registrations, permits, and approvals which are needed or required by law to operate the businesses related to or affecting Trace Regional substantially as presently operated except where the failure to be so licensed would not have a Material Adverse Effect on Southern. Seller has made available for inspection by Buyer a list (Schedule 3.6 to this Agreement) of all such licenses, registrations, permits and approvals in its records owned or held by Southern relating to the operation of the Acute Care Hospital, SNF and the Clinics, all of which are now or as of the Closing will be in good standing and not subject to meritorious challenge, except where such failure or challenge would not have a Material Adverse Effect on Southern.

3.7 Certificates of Need. To Seller’s Knowledge, the Acute Care Hospital and the SNF are grandfathered under the Certificate of Need laws of the State of Mississippi (except for the Certificate of Need or letter of determination referenced below obtained by Southern approving Southern’s application for geriatric psychiatry). No Certificate of Need applications, requests for letters of non-reviewability or determination requests pertaining to Trace Regional are currently pending. As used herein, “Certificate of Need” means a written statement issued by the State of Mississippi evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or capital expenditure. Seller has delivered to Buyer a copy of the Certificate of Need decisions approving the Acute Care Hospital and the SNF (Schedule 3.7 to this Agreement). Seller has delivered to Buyer a copy of the Certificate of Need decision or letter of determination dated May 3, 2022, approving Southern’s application for geriatric psychiatry.

3.8 Medicare Participation/Accreditation. Trace Regional is qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs through the provider contracts of Southern, is in material compliance with the conditions of participation in such programs, and has received all approvals or qualifications necessary for reimbursement for Trace Regional. The services provided by the Acute Care Hospital and SNF are duly accredited as part of The Joint Commission’s accreditation by The Joint Commission for the three (3) year period specified on Schedule 3.8 to this Agreement. Copies of the most recent accreditation letters from The Joint Commission pertaining to both the Acute Care Hospital and the SNF have been made available to Buyer. To the Knowledge of Seller, the billing practices of Southern with respect to Trace Regional to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in material compliance with applicable laws, regulations and policies of such third party payors including the Medicare, Medicaid and CHAMPUS/TRICARE programs and neither Southern nor Trace Regional have billed or received any payment or reimbursement in excess of amounts allowed by law, except as and to the extent that liability for such overpayment is immaterial or has been satisfied in full. Seller has not been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs nor is any such exclusion threatened. To the Knowledge of Seller, based upon and in reliance upon Seller’s review of (i) the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (ii) the “List of Parties Excluded From Federal Procurement and Non-procurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/), none of the officers, directors or managing employees of Seller have, to the Knowledge of Seller, been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.8 to this Agreement, Southern has not received any written notice pertaining to Trace Regional from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs of any pending or threatened investigations or surveys (other than surveys in the ordinary course of business).

3.9 Regulatory Compliance. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.9 to this Agreement, to Seller’s Knowledge, Southern and Trace Regional are, and at all times within the last three (3) years have been, in material compliance with applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over Southern or Trace Regional and the operations of Trace Regional or its related ancillary services. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. Southern has timely filed, or by the due date will file, all material reports, data, and other information required to be filed with the Government Entities, except where the failure to so file would not have a Material Adverse Effect. To the Knowledge of Seller, neither Southern nor any of its employees have committed any violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Physician Self-Referral Law, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq. To the Knowledge of Seller, Southern and Trace Regional are in compliance with the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the electronic data interchange regulations and the health care privacy and security regulations, as of the applicable effective dates for such requirements (Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (2009)).

3.10 Equipment. Since the Financial Information Date, Seller has not sold or otherwise disposed of any item of equipment having a fair market value in excess of Twenty-Five Thousand Dollars ($25,000) or constituting any part of the Shares.

3.11 Real Property. As of the Closing, Southern will own good and marketable fee simple title to the Real Property (title represented or warranted only for acts of Southern or Seller), free and clear of any and all liens, encumbrances (exclusive of third-party mineral rights as to a portion of the Real Property) or other restrictions except those more particularly described in Schedule 3.11 to this Agreement (the “Permitted Encumbrances”). With respect to the Real Property:

(a) Except as described on Schedule 3.11(a) to this Agreement, the Real Property does not, to the Knowledge of Seller, violate any applicable ordinance or other law, order, regulation, or requirement except any such violation which would not adversely affect in any material respect the use thereof as currently being used and has not received notice of condemnation or the like relating to any part of the Real Property or the operation thereof;

(b) Southern has not received notice that the Real Property and its operation violate any applicable zoning ordinances, nor, to Seller’s Knowledge, will Buyer’s operation of Trace Regional on the Real Property as presently operated result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and in the past five (5) years Southern has received no written notice that the buildings and improvements constituting the Real Property are noncompliant in any material respect with any building codes;

(c) Except as described on Schedule 3.11(c) to this Agreement, to Seller’s Knowledge, the Real Property is subject to no easements, restrictions, ordinances, or such other limitations on title so as to make such property unusable for its current use or the title uninsurable or unmarketable or which materially restrict or impair the use as a healthcare facility as presently operated, marketability or insurability of the Real Property;

(d) Except as described on Schedule 3.11(d) to this Agreement and subject to any applicable “grandfathered” or other pre-existing rights and conditions under the Accessibility Laws (as hereafter defined), the Real Property is, to Seller’s Knowledge, in substantial compliance with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and the provisions of any comparable state statute relative to accessibility (these laws are referred to, collectively, as the “Accessibility Laws”), and there is no pending, or, to Seller’s Knowledge, threatened litigation, administrative action or complaint (whether from a Government Entity or from any other person, group or entity) relating to compliance of any of the Real Property with the Accessibility Laws;

(e) Except as described on Schedule 3.11(e) to this Agreement, there are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.11(e) to this Agreement and, except as described on Schedule 3.11(e) to this Agreement, no tenants have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any material amount is owed to any tenant, nor is any landlord improvement work required, except as disclosed in Schedule 3.11 to this Agreement;

(f) Schedule 3.11(f) to this Agreement sets forth a complete and correct “rent roll” which sets forth for any leases at Trace Regional where Southern or an Affiliate is landlord: (i) the names of then current tenants; (ii) the rental payments for the then current month under each of the leases; (iii) a list of all then delinquent rental payments; (iv) a list of all material concessions granted to tenants; (v) a list of all tenant deposits and a description of any application thereof, and (vi) a list of all uncured material defaults under the leases known to Seller;

(g) Except as described on Schedule 3.11(g) to this Agreement, Southern has not received any written notice of any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would adversely affect the current use of any part of the Real Property;

(h) Except as described on Schedule 3.11(h) to this Agreement, the Real Property is not located within a one hundred year flood plain or an area identified by the Secretary of Housing and Urban Development as having “special flood hazards,” as such term is used in the National Flood Insurance Act of 1968, as amended and supplemented by The Flood Disaster Protection Act of 1973, and in regulations, interpretations and rulings thereunder; and

(i) Except as described on Schedule 3.11(i) to this Agreement, the existing improvements located upon the Real Property do not, to Seller’s Knowledge, encroach upon adjacent premises or upon existing utility company easements and existing restrictions are not violated by the improvements located on the Real Property.

3.12 Title.

(a) As of the Closing, Southern shall own and hold good and marketable title to the Real Property (title warranted only for acts of Southern or Seller) and good and valid title to its other material assets, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance, or charge (collectively “Liens” and individually each a “Lien”) other than the Permitted Encumbrances.

(b) Seller holds of record and owns beneficially all of the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, state securities laws or each Company’s articles of incorporation, articles of organization, certificate of formation, bylaws or operating agreement, as applicable), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of the Shares (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares. Seller has made available to Buyer true and correct copies of the Articles of Incorporation, articles of organization, or certificate of formation, as applicable, and the bylaws or operating agreement, as applicable, of Southern, as amended where applicable.

3.13 Employee Benefit Plans.

(a) Attached hereto is a complete and accurate list (Schedule 3.13 to this Agreement) of “employee benefit plans,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all specified fringe benefit plans as defined in section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the “Employee Benefit Plans”), which is currently sponsored, maintained or contributed to for or on behalf of the employees, former employees, independent contractors or directors (or any of their dependents) of Southern or pursuant to which Southern has any liability or obligation.

(b) Except as set forth on Schedule 3.13, to the Knowledge of Seller (i) each of the Employee Benefit Plans is and has been maintained and administered in all material respects in compliance with its terms and applicable legal requirements (including ERISA), (ii) there have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Employee Benefit Plans that would subject Buyer to any material liability, (iii) each Employee Benefit Plan intended to be qualified under section 401(a) of the Code has a current favorable determination letter (or, in the case of a master and prototype or regional prototype plan, a favorable opinion or notification letter, as applicable) or an application therefore is pending with the Internal Revenue Service, (iv) no event has occurred which could cause any of the Employee Benefit Plans to become disqualified or fail to comply with the applicable requirements of sections 401(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under section 401(a) of the Code.

(c) Except as set forth on Schedule 3.13, for the past six (6) years, neither Southern nor any ERISA Affiliate of Southern has sponsored, maintained, contributed to, or been required to contribute to an employee benefit plan that is (i) a “multiemployer plan”, as such term is defined in Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, or (iii) a multiple employer plan as defined in Section 413(c) of the Code. “ERISA Affiliate” shall mean any entity that would be treated as a single employer with Southern or any of its subsidiaries under the provisions of the Code and ERISA.

3.14 Litigation or Proceedings. Seller has delivered to Buyer an accurate list (Schedule 3.14 to this Agreement) of any litigation pending with respect to Trace Regional, the Trace Regional Assets, or the Shares. Southern is not in default in any material respect under any order of any court or Government Entity wherever located related to Trace Regional, the Trace Regional Assets, or the Shares. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.14 to this Agreement, there are no investigations known to Seller or actions, claims, suits or proceedings pending against Southern, Trace Regional or the Shares, or, to the Knowledge of Seller, threatened against Southern, Trace Regional, or the Shares, at law or in equity before or by any court or Government Entity wherever located.

3.15 Environmental Laws. As of the Closing, except as set forth on Schedule 3.15 to this Agreement, to the Knowledge of Seller: (i) the Real Property is in substantial compliance with applicable federal, state or local, laws or orders pertaining to protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”) and (ii) neither Seller nor Southern has received any notice alleging or asserting either a violation of any Environmental Law or a legal obligation to investigate, assess, remove, or remediate any property, including but not limited to the Real Property, under or pursuant to applicable Environmental Law. Except as set forth on Schedule 3.15 to this Agreement hereto, to Seller’s Knowledge, no Hazardous Substances (which for purposes of this Section 3.15 to this Agreement shall mean and include polychlorinated biphenyls, asbestos, and any substances, materials, constituents, or wastes which are regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been, and through the Closing Date will be, possessed, managed, processed, released, handled, disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Real Property (including groundwater) by Seller or Southern, in violation of any applicable Environmental Law. Except as set forth on Schedule 3.15 to this Agreement hereto, Southern has not allowed, and, to Seller’s Knowledge: (x) no prior owners, operators or occupants of the Real Property have allowed, any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Real Property in a manner which is in material violation of any applicable Environmental Law which has not been subsequently remedied, and (y) Southern has complied in all material respects with Environmental Laws applicable to the Real Property. Seller shall promptly notify Buyer should, to Seller’s Knowledge, Southern be or become subject to any Lien, litigation, or threat of litigation relating to any alleged or actual unauthorized release of any Hazardous Substance with respect to any part of the Real Property. Except as set forth on Schedule 3.15 to this Agreement, to the Knowledge of Seller the improvements on the Real Estate do not contain regulated asbestos-containing material. Without limiting the generality of the foregoing to the Knowledge of Seller: (A) all underground storage tanks located on the Real Property and all information in Seller’s or Southern’s possession relating to the capacity, uses, dates of installation and contents of such tanks located on the Real Property are identified in Schedule 3.15 to this Agreement; (B) there are no, nor have there ever been, any collection dumps, pits, and disposal facilities or surface impoundments located on the Real Property for the containment of Hazardous Substances except as identified in Schedule 3.15 to this Agreement; and (C) all existing underground storage tanks have been maintained in material compliance with applicable Environmental Laws.

3.16 Hill-Burton and Other Liens. Except as set forth on Schedule 3.16 to this Agreement, Southern, the Trace Regional Assets, and the Shares are not subject to any loans, grants, or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar laws or acts relating to healthcare facilities. The transactions contemplated hereby will not result in any obligation on Buyer to repay any of such loans, grants or loan guarantees.

3.17 Taxes. With respect to Southern, the Trace Regional Assets, and the Shares, except as otherwise set forth if any on Schedule 3.17 to this Agreement, Southern and Seller, as applicable, have filed all federal, state, and local tax returns required to have been filed by either (all of which are to the Knowledge of Seller) true and correct in all material respects) and have duly paid or made provision for the payment of all taxes (including any interest or penalties and amounts to state unemployment authorities) which are shown due and payable on any tax returns for which, to the Knowledge of Seller, Southern or Seller have liability to the appropriate tax authorities. To the Knowledge of Seller, Southern has) withheld proper and accurate amounts from its employees’ compensation in compliance with all applicable withholding and similar provisions of the Code), including employee withholding and social security taxes, and any and all other applicable laws. No deficiencies for any of such taxes have been asserted or threatened, to Seller’s Knowledge, and no audit on any such returns is currently under way or, to Seller’s Knowledge, threatened. There are no outstanding agreements by Southern for the extension of time for the assessment of any such taxes. Except as set forth on Schedule 3.17 to this Agreement, Southern has not taken and will not knowingly take any action in respect of any federal, state or local taxes (including, without limitation, any withholdings required to be made in respect of employees) which would reasonably be expected to have a Material Adverse Effect upon Southern, Trace Regional or the Shares as of or subsequent to Closing. There are no tax liens on any of the Trace Regional Assets or the Shares and, to Seller’s Knowledge, no basis exists for the imposition of any such liens (other than for tax liens that arise from taxes not yet due and payable).

3.18 Employee Relations.

(a) Except as set forth on Schedule 3.18 to this Agreement hereto, to Seller’s Knowledge, there has not been within the last three (3) years and there is not presently pending or threatened, and no event has occurred or circumstance exists that would provide the basis for, any strike, slowdown, picketing, work stoppage, or employee grievance process, or any proceeding against or affecting Southern or Trace Regional relating to an alleged violation of any legal requirements pertaining to labor relations, including any charge, complaint, or unfair labor practices claim filed by an employee, union, or other person with the National Labor Relations Board or any comparable governmental body, organizational activity, or other labor dispute against or affecting Southern or Trace Regional. With respect to Southern employees, (i) no collective bargaining agreement exists or is currently being negotiated by Southern; (ii) no application for certification of a collective bargaining agent is pending; (iii) no demand has been made for recognition by a labor organization; (iv) no union representation question exists; (v) no union organizing activities are taking place to Seller’s Knowledge; and (vi) none of Southern employees is represented by any labor union or organization.

(b) Southern has, to its Knowledge, complied in material respects with applicable legal requirements relating to employment; employment practices; terms and conditions of employment; equal employment opportunity; nondiscrimination; immigration; wages; hours; benefits; payment of employment, social security, and similar taxes; occupational safety and health; and plant closing related to Trace Regional, the non-compliance with which would reasonably be expected to result in any material liability. Except as set forth in Schedule 3.18(b) to this Agreement, Southern is not liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth in Schedule 3.18(b) to this Agreement, there are no pending or, to Seller’s Knowledge, threatened claims before the Equal Employment Opportunity Commission (or comparable state agency), complaints before the Occupational Safety and Health Administration (or comparable state agency), wage and hour claims, unemployment compensation claims, workers’ compensation claims, or the like related to Trace Regional.

(c) Seller has provided to Buyer access to the personnel records of Southern’s employees who provide services at Trace Regional and to the salary or wage records for such employees including records reflecting sick, paid-time-off, vacation leave, and extended illness benefits that is accrued or credited but unused or unpaid. Seller has provided access to Buyer for inspection of copies of each employment, consulting, independent contractor, bonus, or severance agreement to which Southern is a party and which relates primarily to the operation of Trace Regional. Schedule 3.18(c) to this Agreement sets forth the employees who had an “employment loss,” as such term is defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), within the ninety (90) days preceding the Closing; in relation to the foregoing, Seller has not to its Knowledge violated the WARN Act or any similar state or local legal requirements in any material respect. Except as set forth in Schedule 3.18(c) to this Agreement, to Seller’s Knowledge, no officer, director, agent, employee, consultant, or independent contractor of Southern is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or independent contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Southern.

3.19 Agreements and Commitments. Seller has delivered to or made available for inspection by Buyer an accurate list (Schedule 3.19 to this Agreement) of all commitments, contracts, leases, and agreements, written or oral, of Southern which to Seller’s Knowledge materially affect Trace Regional, the Shares, or the operation thereof involving future payments, performance of services or delivery of goods to or by Southern in an amount or fair market value in excess of One Hundred Thousand Dollars ($100,000) on an annual basis, to the extent such commitments, contracts, leases and agreements are or are proposed to be Contracts, including, without limitation, (a) Physician Employment Agreements, (b) agreements with health maintenance organizations, preferred provider organizations, or other alternative delivery systems, (c) joint venture or partnership agreements, (d) employment contracts or any other contracts, agreements, or commitments to or with individual employees or agents, (e) contracts or commitments materially affecting ownership of, title to, use of or any interest in real estate including any tenant leases, (f) equipment leases, (g) equipment maintenance agreements, (h) agreements with municipalities, (i) collective bargaining agreements or other contracts or commitments to or with any labor unions, labor organizations, or other employee representatives or groups of employees, (j) loan agreements, mortgages, liens, or other security agreements, (k) patent licensing agreements or any other agreements, licenses, or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights, or other like terms affecting Southern, Trace Regional or the Shares, (l) contracts or commitments providing for payments based in any manner on the revenues or profits of Southern, Trace Regional or the Shares, (m) agreements, licenses, or commitments relating to data processing programs, software, or source codes utilized in connection with Trace Regional or the Shares, (n) contracts or commitments, whether in the ordinary course of business or not, which restrain, in any manner, the operations of Trace Regional (including, but not limited to, noncompetition agreements), and (o) contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods or material, to or by Southern.

3.20 The Contracts. Schedule 1.2(h) to this Agreement sets forth a true and complete list of the Contracts. Seller has provided access to Buyer to true and correct copies of the Contracts. Seller represents and warrants with respect to the Contracts that:

(a) The Contracts constitute valid and legally binding obligations of Southern and are enforceable against Southern substantially in accordance with their terms except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity;

(b) Each Contract, to Seller’s Knowledge, constitutes the entire agreement in all material respects by and between the respective parties thereto with respect to the subject matter thereof; and

(c) All obligations required to be performed by Southern under the terms of the Contracts have to Seller’s Knowledge been substantially performed in all material respects and each of such Contracts is in full force and effect without material default on the part of Southern.

3.21 Inventory . The Inventory included in the Trace Regional Assets are, in the opinion of the Responsible Officers, substantially of a quality and quantity presently usable and salable in the ordinary course of business of Trace Regional. On the Closing Date, the Inventory at Trace Regional is, in the opinion of the Responsible Officers, being maintained at levels sufficient for the operation of Trace Regional in the ordinary course of business consistent with past practice.

3.22 Insurance. Seller has delivered to Buyer an accurate schedule (Schedule 3.22 to this Agreement) disclosing the insurance policies covering the ownership and operations of Trace Regional (other than those related to any Employee Benefit Plans), which Schedule reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect. To its Knowledge, Southern has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all pending claims covered by insurance. No insurer has denied coverage of any such claims or actions. Except as set forth on Schedule 3.22 to this Agreement, Southern has not (a) received any written notice or other communication from any such insurance company canceling any of such insurance policies and to Seller’s Knowledge, no such cancellation or is threatened or (b) failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to Southern or Trace Regional.

3.23 Medical Staff Matters. Seller has provided to Buyer a true and correct copy of Acute Care Hospital’s medical staff bylaws, rules and regulations. The physicians listed on Schedule 3.23 to this Agreement hereto are current members in good standing of the active Acute Care Hospital medical staff with privileges to perform medical services at the Acute Care Hospital. Except as set forth in Schedule 3.23 to this Agreement, to Seller’s Knowledge, there are no adverse actions pending with respect to any of the physicians listed on Schedule 3.23 to this Agreement or with any applicant for privileges at the Acute Care Hospital, and there are no pending or threatened disputes with any applicants, staff members, or health professional affiliates associated therewith, and Seller knows of no basis therefor. Except as set forth in Schedule 3.23 to this Agreement, to Seller’s Knowledge, there is no pending appeal periods applicable to any applicant of the Acute Care Hospital or any of the physicians listed on Schedule 3.23 to this Agreement. Seller has provided to Buyer a true and correct copy of Southern’s SNF medical staff bylaws, rules, and regulations. The physicians listed on Schedule 3.23 to this Agreement hereto are current members in good standing of the active SNF medical staff of with privileges to perform medical services at the SNF. Except as set forth in Schedule 3.23 to this Agreement, to Seller’s Knowledge, there are no adverse actions pending with respect to any of the physicians listed on Schedule 3.23 to this Agreement or with any applicant for privileges at the SNF, and there are no pending or threatened disputes with any applicants, staff members, or health professional affiliates associated with the SNF, and Seller knows of no basis therefor. Except as set forth in Schedule 3.23 to this Agreement, to Seller’s Knowledge, there are no pending appeal periods applicable to any applicant of the SNF or any of the physicians listed on Schedule 3.23 to this Agreement.

3.24 Experimental Procedures. During the past five (5) years Southern has not permitted the performance at the Acute Care Hospital of any experimental or research procedures or studies involving patients in Trace Regional not authorized and conducted in accordance with the procedures of the applicable Institutional Review Board.

3.25 Condition of Assets. Except as set forth on Schedule 3.25 to this Agreement, substantially all of the tangible assets material to the operation of Trace Regional are generally considered by Southern to be in acceptable condition, ordinary wear and tear and obsolescence excepted. Except as expressly set forth in this Agreement, or the instruments of transfer of the Shares, to Seller’s Knowledge, Schedule 3.25 to this Agreement lists any known material noncompliance with applicable building and safety codes in the buildings, structures, facilities and major equipment.

3.26 Compliance Program. Seller has provided or made available for inspection by Buyer a copy of Southern’s current compliance program materials, other than materials subject to a legal privilege which could be waived by such provision, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies pertaining to Trace Regional. Southern (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Government Entity, and (c) has no knowledge of any material non-compliance by Southern with such program. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

3.27 Disclosure. To Seller’s Knowledge, this Agreement and Schedules to this Agreement and the Closing Documents (as defined below) of Seller do not and will not include any untrue statement of a material fact relating to Southern, Trace Regional or the Shares. Copies of all documents referred to in any Schedule to this Agreement, to the extent in Seller’s possession, have been provided or made available to Buyer for inspection and constitute true and correct copies thereof. The term “Closing Documents” means those documents executed and delivered by Seller at the Closing pursuant to Section 2 above.

3.28 No Broker. Except as set forth on Schedule 3.28 to this Agreement, Seller has not and will not pay any broker, investment banker, financial advisor or other person or entity on a contingency fee basis in connection with the transactions contemplated by this Agreement.

3.29 No Additional Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY SELLER. BUYER HEREBY ACKNOWLEDGES THAT, PRIOR TO THE CLOSING DATE, IT WILL HAVE CONDUCTED OR HAD THE OPPORTUNITY TO CONDUCT ITS OWN INSPECTION AND INVESTIGATION OF SOUTHERN, TRACE REGIONAL AND SHARES AND EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, IS PURCHASING

SOUTHERN WITH NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER.

3.30 Other Information. Buyer agrees that neither Seller nor any directors, officers, managers, employees, attorneys, accountants, brokers, finders, investment advisors or bankers or other agents (“Seller’s Agents”) will have or be subject to any liability to Buyer or any other Person resulting from the provision to Buyer, or Buyer’s use of, any information, document, or material made available to Buyer by Seller in any “data room” (electronic or otherwise), management presentation or any other form in anticipation of the transactions contemplated by this Agreement, other than information, documents, or materials incorporated in or referenced in the representations and warranties contained herein. In connection with Buyer’s investigation of Trace Regional and the Shares, Buyer may have received from or on behalf of Seller of a budget for fiscal 2024 operation of Trace Regional and other estimates, plans or projections (collectively, “Forward Looking Materials”). Buyer acknowledges that there are material uncertainties inherent in attempting to develop such a budget related to such Forward Looking Materials, Buyer is familiar with such uncertainties, that Seller is not guaranteeing, and Buyer is taking full responsibility for making its own evaluation of, the adequacy, feasibility and accuracy of any such budget or Forward Looking Materials.

4. Representations and Warranties of Buyer. As of the date hereof, Buyer represents and warrants to Seller the following:

4.1 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation of the transactions contemplated herein by Buyer:

(a) are within its powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action;

(b) except as provided in Section 6.1 below, do not require any approval or consent of, or filing with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound; and

(d) will not, to the Knowledge of Buyer, violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order of any Government Entity.

4.2 Binding Agreement. This Agreement and all agreements to which Buyer will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3 Available Capital. At Closing, Buyer will have funds in amounts sufficient to pay the Purchase Price to Seller and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price and consummate the transactions contemplated in this Agreement.

4.4 Litigation or Proceedings. Other than as set forth on Schedule 4.4 hereto, there is no proceeding pending or, to the Knowledge of Buyer, threatened against Buyer (or any affiliate thereof) (i) with respect to which there is a reasonable likelihood of a determination which, individually, or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (ii) which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Agreement.

4.5 Trace Regional Permit and Performance. To the Knowledge of Buyer, there are no facts or circumstances that may affect Buyer’s ability to perform its obligations under this Agreement.

4.6 Investment Intent. Buyer is acquiring the Shares of Southern for its own account, for investment only, and not with a view to any resale or public distribution thereof. Buyer will not offer to sell or otherwise dispose of such Shares in violation of any law applicable to any such offer, sale or other disposition. Buyer acknowledges that (a) such Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, (b) there is no public market for such Shares, and (c) it must bear the economic risk of its investment made in the Shares for an indefinite period of time. Buyer is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

4.7 Access and Information. Buyer and its representatives (a) have had access to and the opportunity to review the books and records, visit the facilities and interview the officers of Seller for purposes of conducting a due diligence investigation with respect thereto. Buyer will have completed to its satisfaction by November 30, 2023 an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Southern. In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such independent investigation and on the representations and warranties of Seller expressly and specifically set forth herein. Buyer is knowledgeable about the healthcare industry in which Southern operates, is capable of evaluating the merits and risks of an investment in the Shares and transactions contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time.

4.8 Condition of Trace Regional; No Other Representations.

(a) Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither Seller nor the officers, directors, employees or agents of Seller or any Seller Affiliate or officer or director thereof is making any representations or warranties whatsoever, express or implied, and Buyer is relying exclusively on those expressly given solely by Seller in Section 3 as modified by the Schedules. Buyer further acknowledges and agrees that none of the officers, directors, employees or agents of Seller or any other Seller Affiliate or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Southern, or the transactions contemplated hereby, beyond those provided in Section 3 hereof as modified by the Schedules, and none of the officers, directors, employees or agents of Seller or any Affiliate of Seller or other Person will have or be subject to any liability to Buyer or any other Person resulting from the furnishing to Buyer or its representatives or Buyer’s use of, any such information including Forward Looking Materials of Seller, in expectation or furtherance of the transactions contemplated by this Agreement.

(b) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

(c) Buyer acknowledges that the representations and warranties contained herein are for risk allocation purposes and that no officer, agent, representative or employee of Seller or of any Affiliate has, or has been given, the express or implied authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement.

5. Covenants of Seller Prior to Closing. Between the date of this Agreement and the Closing (or earlier termination of this Agreement):

5.1 Information. Seller shall, or Seller shall cause Southern to, afford (i) to the authorized representatives of Buyer access on a confidential basis at a time scheduled with Seller’s Representative to and the right to inspect the Real Estate, physical facilities, and Trace Regional Assets and (ii) to the officers, accountants, attorneys, consultants, lenders, and financing associates of Buyer, access, on a confidential basis at reasonable times, to the books and records of Southern and the Responsible Officers and CEO, CFO, and CNO of Seller in each case, counsel and representatives of Southern who have knowledge of Southern, or its operations or business; and will make available for inspection by Buyer with such additional financial and operating information as to the business, employees, and properties of Southern as Buyer may from time to time reasonably request. Buyer’s right of access and inspection shall be exercised in a strictly confidentially manner as not to interfere with the operations of Trace Regional or Southern and shall be coordinated through Seller’s Representative.

5.2 Operations. Seller will cause Southern to:

(a) carry on its business pertaining to Trace Regional in substantially the same manner as presently conducted, and not voluntarily make any material change in personnel, operations, finance, accounting policies, or the Real Property or personal property pertaining to

Trace Regional without Buyer’s consent, no such consent to be unreasonably withheld, delayed or conditioned;

(b) maintain Trace Regional and the Real Property in operating condition, ordinary wear and tear excepted;

(c) perform its obligations in the ordinary course under agreements relating to Trace Regional and the Trace Regional Assets;

(d) keep in full force and effect present insurance policies or other comparable insurance pertaining to Southern, Trace Regional and the Trace Regional Assets; and

(e) use reasonable commercial efforts to maintain and preserve its business organizations intact, retain its present employees and maintain its relationships with physicians, suppliers, customers, and others having business relations with Southern.

5.3 Negative Covenants. Seller will cause Southern not to, without the prior written consent of Buyer, no such consent to be unreasonably withheld, delayed or conditioned:

(a) Amend in any material adverse manner or terminate any material Contracts, enter into any contract or commitment, or incur or agree to incur any liability of or relating to Trace Regional except in the ordinary course of business of Trace Regional and in no event in an amount greater than Fifty Thousand Dollars ($50,000) per item, except that any physician employment agreement shall require Buyer’s consent, no such consent to be unreasonably withheld or delayed;

(b) except in the ordinary course of Business, enter into any contract or commitment related to Southern with physicians or other referral sources;

(c) increase benefits arrangements or compensation payable or to become payable, or make any bonus payment to or otherwise enter into one or more bonus agreements (including, without limitation, adopt any employee retention plan or severance plan other than such “stay or retention bonus” for one or more executives of Southern as may reasonably be deemed advisable by Seller) with any Southern or Trace Regional employee, except in the ordinary course of business in accordance with customary personnel policies;

(d) sell, assign, lease, or otherwise transfer or dispose of any personal property or equipment pertaining to Trace Regional having a fair market value in excess of Fifty Thousand Dollars ($50,000), except in the normal course of business with, where reasonably appropriate comparable replacement thereof or substitution therefor;

(e) incur costs in respect of construction-in-progress in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(f) take any action outside the ordinary course of business of Southern or Trace Regional or their related ancillary services, except as provided for or required by this Agreement or consented to by Buyer, no such consent to be unreasonably withheld, delayed or conditioned;

(g) sell, transfer, otherwise dispose of any Shares;

(h) reduce inventory of Trace Regional, except in the ordinary course of business;

(i) enter into a collective bargaining agreement;

(j) make charitable contributions, other than the provision of indigent and charity care services consistent with historic practices;

(k) change accounting, collection, or payment practices, policies, or assumptions, except as required by law;

(l) enter into any agreement which would reasonably be expected to have a Material Adverse Effect on Southern; or

(m) intentionally create or assume, or permit to exist any Lien upon any principal Trace Regional Asset that cannot be removed or eliminated prior to the Closing Date.

5.4 Governmental Approvals. Seller shall cause Southern to cooperate reasonably with the reasonable written requests of Buyer in connection with (i) Buyer and its representatives obtaining any Government Entity approvals, licenses and permits (or exemptions therefrom) necessary or required to permit Buyer to perform its obligations under this Agreement; and (ii) assist and cooperate with Buyer and its representatives and counsel in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.

5.5 Additional Financial Information. Within five (5) Business Days after they are created (but in any event no later than twenty-five (25) days following the end of each calendar month prior to Closing), Seller shall, or shall cause Southern to, deliver to Buyer true and correct copies of a balance sheet and statement of operations (collectively, the “Monthly Statements”) for each month then ended. The Monthly Statements will be based upon the books and records of Southern and represent in accordance with Southern’s customary accounting practices and set forth (except as to the absence of footnotes, subject to interim and year-end audit adjustments and its customary treatment of inter-company shareholder equity accounting) its financial condition and results of operations as of the dates indicated thereon.

5.6 No-Shop Clause. Seller agrees that it and Southern shall not, and shall direct and use its commercially reasonable efforts to cause Seller’s and Southern’s officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to at any time following the date of this Agreement and prior to the Closing Date: (i) sell or offer for sale or lease all or any of the Shares or ownership interest in Southern,

(ii) solicit offers to buy all or any significant portion of the Shares or any ownership interest in Southern, (iii) initiate with any person any offers for any disposition of the Shares or a merger or consolidation of Southern, or (iv) enter into any agreement with any party (other than Buyer) for the sale, assignment, or other disposition of the Shares or any ownership interest in Southern.

5.7 Professional and General Liability Coverage. Seller shall, at its sole cost, maintain for a period of not less than two (2) years after Closing, insurance coverage on commercially reasonable terms from insurers to insure against the professional and general liabilities of Trace Regional incurred prior to the Closing and at coverage levels comparable to the current policies insuring Seller for pre-closing operations of Trace Regional.

5.8 Medical Staff Disclosure. Seller shall deliver to Buyer a written disclosure containing a brief description of any actions by Southern taken to revoke staff privileges of any medical staff members of the Acute Care Hospital, the SNF, or the Clinics during the past three (3) calendar years which may reasonably be expected to result in claims or actions against Southern.

5.9 Title Commitment. Buyer may, at its expense, obtain a current title commitment or report for the Real Property issued by a title insurance company (the “Title Company”) acceptable to Buyer to issue a title policy on the Real Property in customary form (the “Title Policy”).

5.10 Surveys. Within five (5) days of the execution of this Agreement, Seller shall deliver copies of all existing surveys in Seller’s possession, if any, of the Real Property to Buyer. Buyer shall be entitled to obtain at Buyer’s expense current surveys of the Real Property (collectively, the “Surveys”) covering such matters as may be required by the Title Company to allow it to issue the Title Policy.

5.11 Efforts to Close. Seller shall use its best reasonable efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before December 15 , 2023.

6. Covenants of Buyer Prior to Closing. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer shall use its best reasonable efforts to obtain any governmental approvals, licenses and permits (or exemptions therefrom) with respect to Southern that are attainable prior to Closing, which are necessary or required to permit Buyer to consummate the transactions contemplated by this Agreement. Seller shall cooperate reasonably with the reasonable written requests of Buyer in obtaining any governmental consents, approvals, and licenses which are necessary and in the preparation of any document or other material which is required by any Government Entity as a predicate to consummation of the transactions contemplated herein.

6.2 Efforts to Close. Buyer shall use its best reasonable efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before December 15, 2023.

7. Conditions Precedent to Obligations of Buyer. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true in all material respects when read in light of any Schedules to this Agreement which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Buyer at Closing.

7.2 Pre-Closing Confirmations. Buyer shall have obtained (i) documentation or other evidence reasonably satisfactory to Buyer that Buyer has received approval from Government Entities to the extent any such approval may be required as a condition to permit Buyer to consummate the transactions herein contemplated, and (ii) such other consents and approvals as may be legally or contractually required for the consummation of the transactions described herein.

7.3 Title Policy. At the Closing, after Buyer shall have used its best reasonable efforts to obtain, Buyer shall, at its sole cost and expense have obtained, a pro forma of the Title Policy (or marked Title Commitment containing standard and no additional exceptions which are material to title to the Real Property not otherwise disclosed in this Agreement including Schedules hereto) to be issued to Buyer by the Title Company.

7.4 Actions/Proceedings. No action or proceeding before a court or any other Government Entity having competent jurisdiction shall have been instituted to restrain or prohibit the transactions herein contemplated.

7.5 Adverse Change. Since the date hereof, there shall not have occurred any event, change or occurrence that has had a Material Adverse Effect on Southern, and Southern shall not have suffered any material casualty loss or damage in excess of $100,000 which is not covered by insurance.

7.6 Insolvency. Southern shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Southern (individually, an “Insolvency Event”, and, collectively, “Insolvency Events”).

7.7 Consents to Assignments. After Buyer shall have used its best reasonable efforts to obtain, Buyer shall, at its sole cost and expense have obtained, any consents of third parties which are reasonably necessary to consummate the transactions herein contemplated.

7.8 Vesting. Seller shall have tendered to Buyer the Shares accompanied by such instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Shares.

7.9 Due Diligence. Buyer, acting reasonably and in good faith, shall not have advised Seller in writing on or before November 30, 2023, that Buyer is unsatisfied with its due diligence investigation of and with respect to Southern.

7.10 Closing Deliveries. Seller shall have made the deliveries required to be made by it under Section 2.1 hereof.

8. Conditions Precedent to Obligations of Seller. Notwithstanding anything herein to the contrary, the obligations of Seller to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Seller at Closing.

8.2 Actions/Proceedings. No action or proceeding before a court or any other Government Entity having jurisdiction shall have been instituted to restrain or prohibit the transactions herein contemplated.

8.3 Closing Deliveries. Buyer shall have made the deliveries required to be made by it under Section 2.2 hereof.

8.4 Buyer’s Due Diligence. Buyer, acting reasonably and in good faith, shall not have advised Seller in writing on or before November 30, 2023, that Buyer is unsatisfied with its due diligence investigation of and with respect to Southern and the Shares.

9. Covenants Not to Compete.

9.1 Seller’s Covenant Not to Compete and Nonsolicitation. Seller hereby covenants that at all times from the Closing Date until the third (3rd) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates and each of their successors and assigns not to, directly or indirectly, (i) except as a consultant or contractor to or of Buyer (or any Affiliate of Buyer), own, lease, manage, operate, control, or participate in any manner with the ownership, leasing, management, operation, or control of any acute care hospital, skilled nursing facility, or other business which offers services in competition with those services currently being provided by the Acute Care Hospital or SNF as of the date of this Agreement within a fifty (50) mile radius of their current physical location in Houston, Mississippi (the “Territory”) without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion); or (ii) solicit for employment any person who at or within twelve (12) months prior to the Closing was an employee of Southern; provided, however, that the foregoing shall not prevent the operation by Seller of any pharmacy company, home health agency, providing information technology, consulting services or assisting or rendering services outside the Territory to any physician on the medical staff of Trace Regional by SunLink or its subsidiaries or Affiliates who may draw patients from within the Territory to the extent such services are customary and usual services provided to members of Trace Regional’s medical staff generally.

9.2 Remedies. In the event of a breach of this Section 9, the parties recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to seek an injunction restraining such breach. Seller and its Affiliates hereby acknowledge the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The parties further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for the parties entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9.

10. Additional Agreements.

10.1 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time upon the occurrence of any one of the following: (i) on or prior to the Closing Date by mutual consent of Seller and Buyer; (ii) on the Closing Date by Buyer, if satisfaction of any condition to Buyer’s obligations under Section 7 of this Agreement have not been satisfied (unless the failure results directly and primarily from Buyer’s breaching any material representation or covenant herein) and such condition shall not have been waived by Buyer; (iii) on the Closing Date by Seller, if satisfaction of any condition to Seller’s obligations under Section 8 of this Agreement have not been satisfied (unless the failure results directly and primarily from Seller’s breaching any material representation or covenant herein) and such condition shall not have been waived by Seller; (iv) by Seller if Buyer shall have advised Seller in writing by November 30, 2023 that Buyer has completed its due diligence investigation of

Southern on a basis unsatisfactory to Buyer, (v) by Buyer if a Material Adverse Effect shall have occurred to Southern which shall not have been remedied or cease to exist, in either case, within ten (10) Business Days after the occurrence thereof, (vi) by Buyer or Seller if the Closing Date shall not have taken place by December 31, 2023 unless extended by mutual agreement of Buyer and Seller, provided that the right to terminate pursuant to this subsection (vi) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; or (vii) by Buyer pursuant to Section 12.1 hereof.

10.2 Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of, or to the officers or staff of, the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third-party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or Government Entity upon written request and at the out-of-pocket expense of the requesting party such documents and information as may be available relating to Southern, the Shares, or the Trace Regional Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.

10.3 Preservation and Access to Records After the Closing.

(a) After the Closing, Buyer shall, or shall cause Southern to, in the ordinary course of business and to the extent as required by law, keep and preserve in their original form the medical and billing records of patients in Trace Regional as of the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating Trace Regional it will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records of Southern which are located at Trace Regional at the Closing or at Trace Regional after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. §1395(v)(l)(i)), the privacy and security requirements of the Administrative Simplification subtitle of the HIPAA and applicable state requirements with respect to medical privacy and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at Trace Regional after Closing.

(b) Upon reasonable notice, during normal business hours, upon Buyer’s receipt of any required consents and authorizations, Buyer will afford to the representatives of Seller full and reasonable access for reasonable business purposes to, and copies of, the patient medical and billing records of Trace Regional to the extent they relate to any services performed or bills rendered during any period prior to Closing. Upon reasonable notice, during normal business hours and at the sole cost or expense of Seller, Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing for the foregoing purposes. In addition, Seller shall be entitled, at Seller’s sole risk, to remove from Trace Regional copies of any such patient and/or billing records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation and only upon Buyer’s receipt of any required consents and authorizations. Any patient record so removed from Trace Regional shall be promptly returned to Buyer following its use by Seller. Any access to Trace Regional, their records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer or Southern.

10.4 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare/Medicaid effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare/Medicaid advice with respect thereto and upon which it, if so obtained, has solely relied.

10.5 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial information, certificates and other information previously or hereafter furnished to Seller or to Buyer, may, subject to the provisions of Section 12.9 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.6 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested in writing and at the expense of the requesting party, and to any taxing authority, information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Shares delivered to Buyer at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.7 Intentionally Deleted.

10.8 Other Payments. If (i) Buyer or Southern receives any amount from Medicare or Medicaid for cost-based patients, from any patient (including prepaid amounts), or from any other payor which relates to services rendered by Southern prior to Closing, Buyer shall or cause Southern to immediately remit said full amount to Seller or (ii) Seller receives any amount from

Medicare or Medicaid for cost-based patients, from any patient (including prepaid amounts), or from any other payor which relates to services rendered by Southern after Closing, Seller shall immediately remit said full amount to Southern or Buyer.

10.9 Employee Matters.

(a) After the Closing Date, Buyer shall cause Southern to continue the employment of substantially all the active employees of Trace Regional in good standing as of the Closing Date, subject to Buyer’s normal employment qualifications for employment, in positions and at compensation levels reasonably consistent with those being provided by Southern immediately prior to the Closing Date, provided that compensation is comparable with Buyer’s salary/wage scales (“Retained Employees”). Nothing herein shall be deemed to create or grant to any such employees of Southern third-party beneficiary rights or claims of any kind or nature. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that Buyer shall continue employment of at least the minimum number of Southern’s employees as of the Closing, and upon such terms of employment, as necessary so as not to cause Seller or Southern to violate the WARN Act (defined below) in connection with the transition of the ownership of Southern from Seller to Buyer at the Closing. Buyer shall recognize the Retained Employees’ accrued seniority with Southern for purposes of employee benefit plans to the extent allowed or authorized by terms, qualifications, and limitations of said plans, and to the extent that such recognition does not require retroactive funding by Buyer for time or seniority accumulated by an employee of Southern prior to Closing. Buyer and Seller agree that Southern shall retain for each Retained Employee such Retained Employee’s accumulated and unused paid time off. Seller and Buyer shall agree on the dollar value of any unused paid time off accrued by Retained Employees prior to Closing, for paid time off obligations for such Retained Employees and Buyer shall receive a dollar-for-dollar deduction from the Purchase Price in the amount of such paid time off assumed for such Retained Employees.

(b) Within the period of ninety (90) days before the Closing, Seller and Southern shall not, and within the ninety (90) days following the Closing, Buyer and Southern shall not: (1) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (2) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act. With respect to terminations of employees following the Closing, Buyer shall be responsible for any notification required under the WARN Act. In respect of the employees employed by Buyer, it shall provide such employees with employee benefits consistent with the benefits generally offered to similarly-situated employees of Affiliates of Buyer in the same geographic area as Trace Regional.

(c) Buyer will or will cause Southern to credit each eligible Retained Employee and their eligible dependents under applicable Buyer employee welfare benefit plans with any deductibles, co-payments or other cost-sharing amounts attributable to the Retained Employee or eligible dependent under Southern’s employee welfare benefit plans, as the case may be, following receipt by Buyer of reasonable evidence of any such deductibles, co-payments and/or other cost-sharing amounts.

10.10 Use of Trace Regional Forms, Policies and Records. For a period of ninety (90) days following the Closing Date, Seller shall permit Buyer to continue to use all electronic and printed forms and policies (the “Trace Regional Forms”) historically used by Southern in connection with the operation of Trace Regional, regardless of whether such forms contain Seller’s trade names, trademarks and/or service marks.

10.11 Misdirected Payments, Etc. Seller covenants and agrees and Buyer on behalf of itself and Southern covenants and agrees, to remit to the other, with reasonable promptness, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Southern or Trace Regional resulted in an overpayment or other determination that funds previously paid by any program or plan to Southern or Trace Regional must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to Closing and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered by Southern or Trace Regional after Closing. In the event that, following Closing, Southern suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to it, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall promptly upon demand from Buyer pay to Buyer or Southern the amounts so billed or offset.

11. Indemnification.

11.1 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers and employees (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (individually, a “Loss” and collectively, the “Losses”) that such Seller Indemnified Party incurs as a direct result of (i) any misrepresentation or breach of warranty by Buyer under this Agreement, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement, unless waived by Seller at Closing, or (iii) any of the Retained Liabilities, or (iv) any claim made by a third party with respect to the operation of Trace Regional on or following the Closing Date (including without limitation, any claim that Buyer or its Affiliates violated applicable laws or billed for services improperly, and any claim associated with Buyer’s use of Trace Regional Forms).

11.2 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers and employees (collectively, “Buyer Indemnified Parties”), from and against any and all Losses that such Buyer Indemnified Party incurs as a direct result of (i) any misrepresentation or breach of warranty by Seller under this Agreement, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement, unless waived by Buyer at Closing, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation by Southern of Trace Regional prior to the Closing Date (including without limitation, any claim that Southern or its Affiliates violated applicable laws or billed for services improperly).

11.3 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person required to give the indemnity (the “Indemnifying Party”) in writing of the same within five (5) Business Days of receipt of oral or written notice of such assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party, within five (5) Business Days after notice of such claim, fails to assume the defence of such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.3 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in (but not control) the defence, compromise, and settlement of such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.4 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11, the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty‑five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows: (i) with respect to Buyer’s Losses arising under Section 11.2, the Claims Period shall continue until the second (2nd) anniversary of the Closing Date and (ii) with respect to Seller’s Losses, the Claims Period shall continue until the second (2nd) anniversary of the Closing Date, provided however, in case of each of the foregoing clauses (i) and (ii), that the Fundamental Representations shall survive the Closing indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified in writing of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. As used herein, the term “Fundamental Representations” shall mean the representations and warranties contained in Section 3.1 (Existence and Capacity), Section 3.2 (Powers; Consents; Absence of Conflicts with Other Agreements, Etc.), Section 3.3 (Binding Agreement), 3.28 (No Broker), Section 4.1 (Powers; Consents, Absence of Conflicts with Other Agreements, Etc.), Section 4.2 (Binding Agreement) and Section 12.7 (No Brokerage).

11.6 Liability Limits.

(a) Notwithstanding anything to the contrary set forth in this Agreement, Buyer Indemnified Parties shall not make a claim against Seller for indemnification under this Agreement for Buyer Losses unless and until the aggregate amount of such Buyer Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”) in which event Buyer Indemnified Parties may claim indemnification for Buyer Losses in excess of the Deductible.

(b) Notwithstanding anything to the contrary set forth herein, the liability of Buyer for indemnification or for any other claim by Seller under Section 11.1 of this Agreement shall not exceed the aggregate of Two Hundred Fifty Thousand Dollars ($250,000), except in the case of the Fundamental Representations. Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of Seller and/or its Affiliates for indemnification or for any other claim by Buyer under Section 11.2 of this Agreement shall not exceed the aggregate of Two Hundred Fifty Thousand Dollars ($250,000) for or in respect of services or liabilities incurred by Southern: (i) with respect to the recapture of any payment made under, or for any violation of, Medicare, Medicaid, Blue Cross, and CHAMPUS/TRICARE or claims or cost reports filed by Southern thereunder, or to be filed; or (ii) for or in respect of any other claim or liability relating to any period prior to Closing, except in the case of the Fundamental Representations. The limitations contained in this Section 11.6 shall not apply to any indemnification claims arising under Section 11.1(i) or Section 11.2(i) as a result of any Actual Fraud of Buyer or Seller, respectively.

11.7 Effect of Taxes, Insurance and Other Sources of Reimbursement. The amount of any Losses for which indemnification is provided under this Section 11, shall be reduced (a) to take account of any net tax benefit realized arising from the incurrence or payment of any such Loss, (b) by the insurance proceeds received or receivable with respect to any such Loss, and (c) by any other amount recovered from third parties by the Indemnified Party (or its Affiliates) with respect to any Loss. If any Indemnified Party shall have received any indemnification payment pursuant to this Section 11 with respect to any Loss, such Indemnified Party shall file in good faith claims with any insurers to recover reimbursement for any such Losses under any applicable insurance policy and shall pursue such recovery in good faith. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have a claim against a third party other than any insurer, such Indemnified Party shall, upon request and at the option of the Indemnifying Party either (i) pursue such claim in good faith by adequate proceedings and promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery) or (ii) effectively assign such claim to the Indemnifying Party which will permit the Indemnifying Party to pursue such claim.

12. Miscellaneous.

12.1 Schedules and Other Instruments. Each Schedule to this Agreement and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Seller may update the Schedules to this Agreement and or Buyer may update Buyer’s Schedules, subject to the other party’s approval rights described below. Any other provision herein to the contrary notwithstanding, the Schedules to this Agreement and all other Schedules or, Exhibits, or related document provided for in this Agreement and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed within ten (10) days after the date hereof or prior to the Closing, whichever is sooner. It shall be deemed a condition precedent to the obligations of the parties hereto that any material updating to Schedules, Exhibits and related, Document shall meet with the good faith approval of the non-updating party, no such approval to be unreasonably withheld or delayed. Each of the parties hereto, acting reasonably and in good faith, shall have three (3) Business Days following the date of receipt of each updating, amendment or change to any such Schedule, Exhibit or related document within which to approve or disapprove such updating, amendment or change. If within such three (3) Business Day period either party gives written notice to the other of disapproval of any such updating, amendment or change that would have a material and adverse impact (giving the specific reasons therefor) on:

(i) Southern or Trace Regional, or the ability of Buyer to perform its obligations under this Agreement, in the case of an updating, amendment or change proposed by Seller, or

(ii) Seller or the ability of Seller to perform its obligations under this Agreement, in the case of an updating, amendment or change proposed by Buyer,

the other party shall have five (5) Business Days within which to modify or correct or to withdraw the updating, amendment or change disapproved. If the party to whom notice of disapproval is delivered is either unwilling or unable to modify or correct or to withdraw the disapproved updating, amendment or change and thereby remove the reasons for the material and adverse impact specified for disapproval, then the disapproving party shall have five (5) Business Days within which to terminate this Agreement by giving written notice of such termination to the other party in which event this Agreement shall be terminated. Absent any such termination, the proposed updating, amendment or change shall be deemed accepted.

12.2 Additional Assurances. The provisions of this Agreement shall be self‑operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may reasonably deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest the Shares in Buyer. Additionally, each party shall cooperate and take reasonable steps to have its present officers and employees cooperate with the other party on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to the items subject to this Agreement.

12.3 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.4 Legal Fees and Costs. In the event a party elects to incur legal and other expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the substantially prevailing party will be entitled to recover such expenses, including, without limitation, reasonable attorneys’ fees and costs, expert and accountant fees and costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.5 Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Georgia. By execution of this Agreement, the parties acknowledge and agree that any dispute or claim either party has against the other arising out of or in any way connected with the rights, obligations, or responsibilities contained in the Agreement shall, to the extent such dispute or claim is not resolved through non-judicial means (such as business negotiations or alternative dispute resolution), be litigated in a court in the State of Georgia, and, accordingly, Buyer and Seller hereby freely and voluntarily consent to the jurisdiction and venue of the Superior Court of Cobb County, Georgia, as the proper forum for the resolution of any such dispute or claim with proper federal jurisdiction. The Buyer and Seller hereby freely and voluntarily consent to the jurisdiction and venue of the U.S. District Court for the Northern District of Georgia as proper forum for resolution of any dispute or claim between the parties that may not be brought properly in Superior Court of Cobb County, Georgia.

12.6 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld, provided that Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder to an Affiliate, but no such assignment shall relieve Buyer of any of its obligations hereunder except to the extent fully performed by such assignee.

12.7 No Brokerage. Subject to Section 3.28, Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein, except that Seller has engaged Centric Management. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.8 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as set forth herein, the parties agree that, except as set forth in Section 9 and Sections 11.1, 11.2, and 12.4: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto.

12.9 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Prior to Closing Buyer will maintain the confidentiality of all information, documents, or instruments delivered to it by Seller or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, accountants, lenders, and financing associates of each party) and any applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Buyer agrees that if the transaction contemplated hereby is not consummated, it will return all such documents and instruments and all copies thereof in its possession or under its control to Seller and delete any electronic copies thereof from its files. Each of the parties hereto recognizes that any breach of this Section 12.9 would result in immediate and irreparable harm to Seller and its Affiliates and that therefore either Seller shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to pursuing its other legal and equitable remedies. Nothing in this Section 12.9, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law. Nothing in this Agreement shall invalidate the obligations of Buyer under any confidentiality or non-disclosure agreement between the parties or their Affiliates.

12.10 Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller’s and Buyer’s Representatives, except for information and filings reasonably necessary to be directed to Government Entities to fully and lawfully effect the transactions herein contemplated or which are required of SunLink in connection with securities laws. Further, the initial press release regarding the transaction herein contemplated shall be by joint announcement of Seller and Buyer. Thereafter, either party may freely discuss information with third parties with respect to the transactions contemplated by this Agreement which has been publicly disclosed pursuant to the foregoing.

12.11 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

12.12 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, when received by email (confirmed by telephone), or five (5) days after being deposited in certified or registered United States mail, with postage prepaid thereon, return receipt requested, addressed as follows:

Seller: Crown Healthcare Investments, LLC

c/o SunLink Health Systems, Inc.

900 Circle 75 Parkway, Suite 690

Atlanta, GA 30339

Attn.: Robert M. Thornton, Jr.

Telephone: 770-933-7002

Email: robert.thornton@sunlinkhealth.com

With a copy to: Smith, Gambrell & Russell, LLP
1105 West Peachtree Street, N.E.
Suite 1000
Atlanta, Georgia 30309
Attn.: Howard E. Turner

Telephone: 404-815-3594
Email: hturner@sgrlaw.com

Buyer: Progressive Health Group, LLC

265 North Lamar, Suite N

Oxford, Mississippi 38655

Attn.: Quentin Whitwell
Email: qw@northmshealth.com

With a copy to: Bell Nunnally

2323 Ross Avenue, Suite 1900
Dallas, Texas 75201
Attn.: Ty Johnson
email: tjohnson@bellnunnally.com

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.13 Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.14 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.15 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.16 Survival. Except as otherwise expressly provided herein, all of the representations, warranties, and post-Closing obligations made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, for a period of twenty-four months from date of Closing. All claims hereunder by Buyer or Seller post Closing shall be subject to and limited by the provisions of Section 11.1 in the case of the Buyer and Section 11.2 in the case of the Seller until the second (2nd) anniversary of the Closing Date.

12.17 Definition of Certain Terms: As used in this Agreement the following

“Actual Fraud” means Seller or Buyer, as the case may be, willfully and knowingly committed actual (vs. imputed) fraud against the other party hereto regarding (i) the representations and warranties set forth in Section 3, in the case of Seller or (ii) Article 4, in the case off the representations and warranties set forth in Section 4, in the case of Buyer.

“Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity in question, and the term “control means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract, or otherwise.

“Business Day” means any day, excluding a Saturday or Sunday and any other day commercial banks in the City of Atlanta are authorized or required by law to be closed.

“Inventory” means collectively all inventories of supplies, drugs, spare parts, food, disposables, consumables, office and other supplies, spare replacement and component parts, and other inventory located at or stored at or on behalf of Seller that are used or held for use in the operation of Trace Regional, together with any additions or deletions thereto as of the Closing Date in accordance with this Agreement.

“Material Adverse Effect” means an event, change, or circumstance which, individually or together with any other event, change or circumstance beyond normal operations that has an immediate material adverse effect of Two Hundred Fifty Thousand Dollars ($250,000) or more on the financial condition, the business, or the results of operations of, Southern; provided, however, that no event, change, or circumstance to the extent arising out of, resulting from, or attributable to any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) general economic conditions; (ii) any changes in GAAP, applicable law or regulation, or the interpretation thereof; (iii) the taking by Seller of any specific action at the request or direction of Buyer; (iv) factors affecting the hospital or nursing home industry generally, including any changes in the general level of profitability, reimbursement, prices of drugs, physician, nursing or employee costs; (v) any actions taken by Seller or any Affiliate of Seller that are required by this Agreement; (vi) the fact of the announcement or closing of the sale transaction contemplated by this agreement; provided, however, that any change or circumstance referred to in clauses (i), (ii), or (iv) above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to the extent) that such change or circumstance has a materially disproportionate and materially adverse effect on Trace Regional (relative to the adverse effect generally on hospitals and nursing homes of the same or similar size to and financial resources as Trace Regional).

12.18 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW

OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.19 Privileged Information. Buyer, on behalf of itself and its Affiliates (including, after the Closing, Southern), acknowledges that Seller has informed Buyer that Smith, Gambrell & Russell, LLP (“Seller Counsel”) has acted as counsel for Seller in connection with this Agreement and the transactions contemplated by this Agreement. Buyer, on behalf of itself and its Affiliates (including, after the Closing, Southern), agrees that all confidential communications between Seller, Southern, and their respective Affiliates, on the one hand, and Seller Counsel, on the other hand, in the course of this Agreement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Seller and its Affiliates (other than Southern), and not Southern, and shall not pass to or be claimed, held, or used by Buyer or Southern upon or after the Closing. Accordingly, neither Buyer nor Southern shall have the right to access any such communications, or the files of Seller Counsel relating to this Agreement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Seller Counsel in respect of this Agreement constitute property of the client, only Seller shall hold such property rights and (ii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or Southern by reason of any actual or alleged attorney-client relationship between Seller Counsel and Southern or otherwise. Buyer, on behalf of itself and its Affiliates (including after the Closing, Southern), irrevocably waives any right they may have to discover or obtain information or documentation relating to this Agreement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection, or other expectation of confidentiality owed to Seller or any of its Affiliates. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, Southern) shall have the right to assert or waive any attorney-client privilege with respect to any communication between Southern and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including after the Closing, Southern), shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld).

12.20 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the Closing Date, unless otherwise provided herein or agreed in writing by Seller and Buyer.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

12.23 Entire Agreement/Amendment. This Agreement supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.24 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Trace Regional Assets shall be borne by Seller prior to the Closing and by Buyer thereafter.

12.25 Waiver of Bulk Sales Law Compliance. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Shares are located and all other similar laws applicable to bulk sales and transfers.

12.26 Seller’s Representative and Buyer’s Representative. For purposes of this Agreement “Seller’s Representative” shall be Robert M. Thornton, Jr., (and any other person designated by him in writing to Buyer), and “Buyer’s Representative” shall be Quentin Whitwell (and any other person designated by him in writing to Seller). Such persons shall be collectively referred to herein as “Representatives.” Each Representative may be replaced by a substitute Representative by Seller or Buyer, as applicable, upon written notice to the other party.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

SELLER:

CROWN HEALTHCARE INVESTMENTS, LLC

By:
Name: Robert M. Thornton, Jr.
Title: Vice President

BUYER:

PROGRESSIVE HEALTH GROUP, LLC

By:

Quentin Whitwell, President

EXHIBIT A

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Agreement”) dated November __, 2023 is made and entered into by and between Crown Healthcare Investments, LLC, a Georgia limited liability company (“Seller”), and Progressive Health Group, LLC, a Mississippi limited liability company (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement dated as of November 10, 2023 (the “Stock Purchase Agreement”) by and between Seller and Buyer.

W I T N E S S E T H:

Whereas, in accordance with the terms of the Stock Purchase Agreement, Seller has agreed to assume certain obligations “Assumed Liabilities” as specified in Section 1.5 of the Stock Purchase Agreement and Buyer has agreed to cause Southern Health Corporation of Houston, Inc., a Georgia corporation (“Southern”) to assign all of its right, title and interest in and to all Contracts evidencing or related to the Assumed Liabilities to Seller and Seller is willing to assume the Assumed Liabilities at the Closing of the transactions contemplated by the Stock Purchase Agreement;

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and in the Stock Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assumption. Seller hereby agrees effective upon Closing of the transactions contemplated by the Stock Purchase Agreement to assume and be responsible for the Assumed Liabilities.

2. Assignment. Buyer agrees to cause Southern to assign at Closing and otherwise make available to Seller all the Contracts evidencing the Assumed Liabilities together with all rights, claims, records and defenses related to the Assumed Liabilities and to cooperate fully with Seller’s reasonable requests for assistance with respect to the exercise and/or enforcement by Seller of such Contracts, ,rights, claims, records and defenses related to the Assumed Liabilities.

3. Binding Effect. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

4. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person being deemed a third party beneficiary of this Agreement.

5. Captions. The Section headings contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

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6. Controlling Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rules.

7. Further Assurances. Seller and Buyer agree, each at its own expense, to perform all such further acts and execute and deliver all such further agreements, instruments and other documents as the other party shall reasonably request to evidence more effectively the assignments and assumptions made by Seller and Buyer under this Agreement.

8. Inconsistencies with the Stock Purchase Agreement. Notwithstanding anything to the contrary contained herein, the terms of this Agreement are subject to the terms, provisions, conditions and limitations set forth in the Stock Purchase Agreement, and this Agreement is not intended to alter the obligations of the parties to the Stock Purchase Agreement. In the event of any inconsistencies between the terms of this Agreement and the terms of the Stock Purchase Agreement, the parties agree that the terms of the Stock Purchase Agreement shall control.

9. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

CROWN HEALTHCARE INVESTMENTS, LLC

By:

Name:

Title:

PROGRESSIVE HEALTH GROUP, LLC

By:

Name:

Title: